                                                                     EXHIBIT 2.2













                            MCK COMMUNICATIONS, INC.

                            STOCK PURCHASE AGREEMENT





                        ---------------------------------

                            DATED AS OF JULY 16, 1998

                       ----------------------------------

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

Section 1     AUTHORIZATION AND CLOSING...................................   4

         1.1.          Authorization of Stock.............................   4

         1.2.          Purchase and Sale..................................   4

         1.3.          The Closing........................................   4

         1.4.          Use of Proceeds....................................   5

Section 2     CONDITIONS TO CLOSING.......................................   5

         2.1.          Obligation of the Purchasers.......................   5

         2.2.          Obligations of MCK.................................   7

Section 3     [INTENTIONALLY OMITTED].....................................   7

Section 4     TRANSFER OF RESTRICTED SECURITIES...........................   8

         4.1.          General Provisions.................................   8

         4.2.          Opinion Delivery...................................   8

         4.3.          Rule 144A..........................................   8

         4.4.          Legend Removal.....................................   8

Section 5     REPRESENTATIONS AND WARRANTIES OF MCK.......................   9

         5.1.          Organization, Corporate Power and Licenses.........   9

         5.2.          Capital Stock and Related Matters..................   9

         5.3.          Subsidiaries, Investments..........................  10

         5.4.          Authorization; No Breach...........................  11

         5.5.          Financial Statements...............................  11

         5.6.          Absence of Undisclosed Liabilities.................  12

         5.7.          No Material Adverse Change.........................  12

         5.8.          Absence of Certain Developments....................  12

         5.9.          Assets.............................................  13

         5.10.         Tax Matters........................................  14

         5.11.         Contracts and Commitments..........................  14

         5.12.         Intellectual Property Rights.......................  16

         5.13.         Litigation, etc....................................  17

         5.14.         Brokerage..........................................  18

         5.15.         Insurance..........................................  18

         5.16.         Employees..........................................  18


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                            TABLE OF CONTENTS
                               (CONTINUED)


                                                                           PAGE
                                                                           ----

         5.17.         Employee Benefits..................................  18

         5.18.         Real Property Holding Corporation Status...........  19

         5.19.         Compliance with Laws...............................  19

         5.20.         Affiliated Transactions............................  20

         5.21.         Customers and Suppliers............................  20

         5.22.         Disclosure.........................................  20

Section 6     REPRESENTATIONS AND WARRANTIES OF PURCHASERS................  21

         6.1.          Organization, Corporate Power and Licenses.........  21

         6.2.          Authorization; No Breach...........................  21

         6.3.          Litigation, etc....................................  22

         6.4.          Brokerage..........................................  22

         6.5.          Disclosure.........................................  22

         6.6.          Investment Representations.........................  22

Section 7     DEFINITIONS.................................................  23

         7.1.          Definitions........................................  23

Section 8     INDEMNIFICATION.............................................  28

         8.1.          Indemnification by the Shareholders................  28

         8.2.          Claims for Indemnification.........................  28

         8.3.          Defense by Shareholders............................  28

         8.4.          Limits.............................................  29

Section 9     MISCELLANEOUS...............................................  30

         9.1.          Expenses...........................................  30

         9.2.          Remedies...........................................  30

         9.3.          Consent to Amendments..............................  30

         9.4.          Survival of Representations and Warranties.........  31

         9.5.          Successors and Assigns.............................  31

         9.6.          Severability.......................................  31

         9.7.          Counterparts.......................................  31

         9.8.          Descriptive Headings, Interpretation...............  31

         9.9.          Governmental Law...................................  31




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                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                           PAGE
                                                                           ----


         9.10.         Notices............................................  31

         9.11.         No Strict Construction.............................  32





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


                                LIST OF SCHEDULES




Schedule of Purchasers

Schedule of Option Grants

Disclosure Schedule

Purchaser Disclosure Schedule



                                LIST OF EXHIBITS



Exhibit A - Amended and Restated Articles of Incorporation

Exhibit B - Amended and Restated Registration Rights Agreement

Exhibit C - Amended and Restated Stockholders Agreement

Exhibit D -Opinion of Counsel to MCK

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is made as of July 16,1998, by and among MCK Communications Inc., a corporation organized under the laws of the State of Nevada ("MCK" or the "Company"), and the Persons listed on the SCHEDULE OF PURCHASERS attached hereto (collectively referred to herein as the "Purchasers" and individually as a "Purchaser"). Except as otherwise provided herein, capitalized terms used herein are defined in Section 7 hereof.

         The parties hereto hereby agree as follows:


                                   SECTION 1

                            AUTHORIZATION AND CLOSING

         1.1. AUTHORIZATION OF STOCK. MCK has authorized the issuance and sale to the Purchasers of (a) 28,505 shares of its Series C Redeemable Preferred Stock (the "Series C Redeemable Stock"), having the rights and preferences set forth in the Amended and Restated Articles of Incorporation of the Company, attached hereto as EXHIBIT A (the "Articles of Incorporation"), (b) 1,672,354 shares of its Series D Convertible Preferred Stock (the "Series D Convertible Stock"), having the rights and preferences set forth in the Articles of Incorporation and (c) 1,672,354 shares of common stock (the "Common Stock") issuable upon conversion of the Series D Convertible Stock in accordance with the terms thereof (such shares, the "Conversion Shares"). The Series C Redeemable Stock and the Series D Convertible Stock are herein referred to as the "Purchased Stock."

         1.2. PURCHASE AND SALE. At the Closing, MCK shall issue and sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from MCK the number of shares of Series C Redeemable Stock set forth opposite such Purchaser's name on the SCHEDULE OF PURCHASERS attached hereto, at the aggregate price set forth opposite such Purchaser's name on such SCHEDULE OF PURCHASERS. Further, at the Closing, MCK shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from MCK the number of shares of Series D Convertible Stock set forth opposite such Purchaser's name on the SCHEDULE OF PURCHASERS at the aggregate price set forth opposite such Purchaser's name on such SCHEDULE OF PURCHASERS.

         1.3. THE CLOSING. The closing of the separate purchases and sales of the Series C Redeemable Stock and the Series D Convertible Stock (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m. on July 16, 1998, or at such other place or on such other date as may be mutually agreeable to MCK and each Purchaser. At the Closing, (a) MCK shall deliver to each Purchaser stock certificates evidencing the Series C Redeemable Stock and the Series D Convertible Stock to be purchased by such Purchaser and (b) the Purchasers shall remit payment of the purchase price for the Series C Redeemable Stock and the Series D

Convertible Preferred Stock by check or wire transfer of immediately available funds to MCK.

         1.4. USE OF PROCEEDS. MCK agrees that the proceeds from the sale and issuance of the Series C Redeemable Stock and the Series D Convertible Stock shall be used to prepay S2,500,000 in principal amount of certain Class A Subordinated Promissory Notes issued by MCK on June 27, 1996 (the "Subordinated Notes"), with the remainder of such proceeds to be used for working capital purposes.

                                   SECTION 2

                              CONDITIONS TO CLOSING


         2.1. OBLIGATION OF THE PURCHASERS. The obligation of each Purchaser to purchase and pay for the Purchased Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES, COVENANTS. The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing as though then made and MCK shall have performed all of the covenants required to be performed by it hereunder prior to the Closing.

                  (b) ARTICLES OF INCORPORATION. The Articles of Incorporation shall have been duly amended and restated in substantially the form set forth in EXHIBIT A attached hereto, shall be in full force and effect under the laws of the State of Nevada as of the Closing as so amended and restated and shall not have been further amended or modified.

                  (c) REGISTRATION RIGHTS AGREEMENT. MCK, the Purchasers and the other parties to a certain Registration Rights Agreement dated as of June 27, 1996 shall have entered into an Amended and Restated Registration Rights Agreement in substantially the form set forth in EXHIBIT B attached hereto (the "Amended and Restated Registration Rights Agreement"), and the Amended and Restated Registration Rights Agreement shall be in full force and effect as of the Closing.

                  (d) STOCKHOLDERS AGREEMENT. MCK, the Purchasers and the other parties to a certain Stockholders Agreement dated as of June 27, 1996 shall have entered into an Amended and Restated Stockholders Agreement in substantially the form set forth in EXHIBIT C attached hereto (the "Amended and Restated Stockholders Agreement"), and the Amended and Restated Stockholders Agreement shall be in full force and effect as of the Closing.



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



                  (e) BOARD OF DIRECTORS. MCK shall have taken all action necessary to provide for the appointment of Brad Farkas to serve as a member of MCK's Board of Directors.

                  (f) SECURITIES LAW COMPLIANCE. MCK shall have made all filings necessary, if any, under all applicable securities laws to consummate the issuance of the Purchased Stock pursuant to this Agreement in compliance with such laws.

                  (g) LEGAL OPINIONS. Each Purchaser shall have received from Goodwin, Procter & Hoar LLP, counsel for MCK, an opinion with respect to the matters set forth in EXHIBIT D attached hereto, which shall be addressed to each Purchaser, dated the date of the Closing and in form and substance reasonably satisfactory to each Purchaser.

                  (h) CLOSING DOCUMENTS. MCK shall have delivered to each Purchaser all of the following documents:

                           (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Section 1.1 and
         Section 2 have been fully satisfied and that the representations and warranties set forth in Section 5 hereof are true and correct as of the Closing Date;

                           (ii) certified copies of (A) the resolutions duly adopted by MCK's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement, and each of the other agreements contemplated hereby, the filing of the amendment to the Articles of Incorporation referred to in
         Section 2.1(b), the issuance and sale of the Purchased Stock and the consummation of all other transactions contemplated by this Agreement, and (B) the resolutions duly adopted by MCK's shareholders adopting the amendment to the Articles of Incorporation referred to in Section 2.1(b);

                           (iii) certified copies of MCK's Articles of Incorporation and Bylaws, each as in effect at the Closing;

                           (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated hereby (including, without limitation, all securities law filings and waivers of all preemptive rights and rights of first refusal);

                           (v) a certificate of the legal good standing of MCK from the Secretary of State of the State of Nevada; and

                           (vi) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its counsel may reasonably request.





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                  (i)      EXPENSES. At the Closing, MCK shall have reimbursed
or made adequate provision for reimbursing the Purchasers for the fees and expenses of their counsel as provided in Section 9.1 hereof.

                  (j) PROCEEDINGS. All corporate and other proceedings taken or required to be taken by MCK in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser and its counsel.

                  (k) WAIVER. Any condition specified in this Section 2.1 (except any condition requiring or in the nature of a governmental approval or consent) may be waived if consented to in writing by each Purchaser.

         2.2. OBLIGATIONS OF MCK. The obligation of MCK to deliver instruments and stock certificates representing the Purchased Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES: COVENANTS. The representations and warranties of the Purchasers contained in Section 6 hereof shall be true and correct at and as of the Closing as though then made and the Purchasers shall have performed all of the covenants required to be performed by them hereunder prior to the Closing.

                  (b) SECURITIES LAW COMPLIANCE. MCK shall have made all filings under all applicable securities laws necessary to consummate the issuance of Purchased Stock pursuant to this Agreement in compliance with such laws.

                  (c) PAYMENTS. At the Closing, the Purchasers shall have made the payments required by Sections 1.2 and 1.3 of this Agreement.

                  (d) PROCEEDINGS. All corporate and other proceedings taken or required to be taken by each of the Purchasers in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each of MCK and its counsel.


                                   SECTION 3

                             [INTENTIONALLY OMITTED]




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                                   SECTION 4

                        TRANSFER OF RESTRICTED SECURITIES


         4.1. GENERAL PROVISIONS. Restricted Securities (as defined below) are transferable by means of (a) public offerings registered under the Securities Act (as defined below), (b) Rule 144 or Rule 144A under the Securities Act (or any similar rule or rules then in force) if such rule is available and (c) subject to the conditions specified in Section 4.2 below, any other legally available means of transfer.

         4.2. OPINION DELIVERY. In connection with the transfer of any Restricted Securities (other than a transfer described in Section 4.1(a) or (b) above), the holder thereof shall deliver written notice to MCK describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to MCK's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act; provided, that in connection with any such transfer by a Purchaser to an Affiliate of such Purchaser, no such opinion of counsel shall be required. In addition, if the holder of the Restricted Securities delivers to MCK an opinion of such counsel, reasonably satisfactory to MCK, that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, MCK shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 6.6 below. If MCK is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to this Company in writing its agreement to be bound by the conditions contained in this Section
4.2 and Section 6.6.

         4.3. RULE 144A. Upon the request of any holder of Restricted Securities, MCK shall promptly supply to such Person or its prospective transferees all information regarding MCK required to be delivered in connection with a transfer pursuant to Rule 144A under the Securities Act.

         4.4. LEGEND REMOVAL. If any Restricted Securities become eligible for sale pursuant to Rule 144(k) under the Securities Act, MCK shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 6.6 from the certificates for such Restricted Securities.

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                                   SECTION 5

                      REPRESENTATIONS AND WARRANTIES OF MCK

         As a material inducement to the Purchasers to enter into this Agreement and purchase the Purchased Stock hereunder, and except as set forth on the attached DISCLOSURE SCHEDULE, MCK hereby represents and warrants to the Purchasers that as of the Closing:

         5.1. ORGANIZATION, CORPORATE POWER AND LICENSES. MCK is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of MCK and its Subsidiaries taken as a whole (a "Material Adverse Effect"). MCK possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of MCK's and each Subsidiary's charter documents and bylaws which have been furnished to the Purchasers' counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

         5.2.     CAPITAL STOCK AND RELATED MATTERS.

                  (a) As of the date of this Agreement, the authorized capital stock of MCK consists of (i) 21,000,000 shares of preferred stock:
14,985,733 of which are designated as Series A Redeemable Preferred Stock, 13,333,333 of which were issued as of June 27, 1996 and 1,652,400 of which were issued as of the date hereof and all of which are outstanding; 3,968,384 of which are designated Series B Convertible Preferred Stock, all of which were issued as of June 27, 1996 and are outstanding; 28,505 shares of Series C Redeemable Stock, none of which is issued or outstanding; and 1,672,354 shares of Series D Convertible Stock, none of which is issued or outstanding and (ii) 25,000,000 shares of Common Stock, of which 2,491,406 shares are issued and outstanding (including 1,305,229 shares of Common Stock issued to officers, directors, employees and one former employee of the Company pursuant to restricted stock agreements). As of the date of this Agreement, the authorized capital stock of MCK Canada consists of 12,151,000 shares of Class A Common Stock, all of which are issued and outstanding, and 20,000 shares of Class E Redeemable Preferred Stock, all of which are issued and outstanding. Neither MCK nor any Subsidiary has, or will have as of the Closing, outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have, or will it have as of the Closing, outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, other than options to purchase 673,061 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan, of which options to purchase 361,320 shares of Common Stock are presently issued and outstanding and options to purchase 217,046 shares of Common Stock have been issued and exercised. Neither MCK nor any Subsidiary is, or will be as of the Closing, subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to the Articles of Incorporation, the Amended and Restated Stockholders Agreement and the Put/Call Option Agreement dated as of June 27, 1996 by and among MCK, MDI and the escrow agent named therein. All of the outstanding shares of MCK's capital stock are validly issued, fully paid and nonassessable. The shares of Purchased Stock issued pursuant to this Agreement, when issued at the Closing in accordance with the terms of this Agreement, and the Conversion Shares, when issued upon conversion of the Series D Convertible Stock in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

                  (b) There are no statutory or contractual shareholders' preemptive rights or rights of first refusal with respect to the sale or issuance of the Purchased Stock, which have not been waived in full. MCK has not violated any applicable securities laws (federal, state, provincial or other) in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Purchased Stock hereunder do not require registration under the Securities Act or any applicable securities laws. There are no agreements among MCK's shareholders with respect to the voting or transfer of MCK capital stock or with respect to any other aspect of MCK's affairs, except for the Amended and Restated Stockholders Agreement.

                  (c) The Disclosure Schedule sets forth a true and complete list of the record holders of debt and equity of MCK showing the number of shares of Common Stock or other securities of the Company held by each such holder as of the date hereof and the consideration paid to MCK, if any, therefor.

         5.3. SUBSIDIARIES, INVESTMENTS. The Disclosure Schedule correctly sets forth the name of each Subsidiary of MCK and the jurisdiction of its incorporation. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and except for shares of Series E Preferred Stock of MCK Canada owned by MDI, all such shares are owned by MCK or another Subsidiary free and clear of any Lien and are not subject to any option or right to purchase any such shares. Neither MCK nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

         5.4.     AUTHORIZATION; NO BREACH.

                  (a) The execution, delivery and performance of this Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement and all other agreements contemplated hereby to which MCK is a party, and the amendment of the Articles of Incorporation have been duly authorized by MCK. This Agreement, the Articles of Incorporation, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement and all other agreements contemplated hereby to which MCK is a party each constitutes a valid and binding obligation of MCK, enforceable against MCK in accordance with its terms, subject to the rules and principles of equity and the rules and principles applicable to bankruptcy and insolvency and except to the extent that the enforceability of Section 6 of the Amended and Restated Registration Rights Agreement may be limited by public policy. The execution and delivery by MCK of this Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement and all other agreements contemplated hereby to which MCK is a party, the offering, sale and issuance of the Purchased Stock hereunder, the amendment of the Articles of Incorporation and the fulfillment of and compliance with the respective terms hereof and thereof by MCK, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon MCK's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of MCK or any Subsidiary, or any law, statute, rule or regulation to which MCK or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which MCK or any Subsidiary is subject. None of the Subsidiaries are subject to any restrictions upon making loans or advances or paying dividends to, transferring property to, or repaying any Indebtedness owed to, MCK or another Subsidiary.

         5.5. FINANCIAL STATEMENTS. MCK has delivered to the Purchasers the following financial statements:

                  (a) the consolidated balance sheets of MCK and its Subsidiaries as of April 30, 1997 and the related statements of income and cash flows for the twelve-month periods then ended, audited by Price Waterhouse; and

                  (b) the unaudited consolidated balance sheet of MCK and its Subsidiaries as of April 30, 1998 (the "Base Balance Sheet"), and the related statement of income and cash flows for the month then ended.

         Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent in all material respects with the books and records of MCK (which, in turn, are accurate and complete in all material respects) and presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of MCK and its Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis as of the dates and for the periods set forth therein, subject, in the case of the unaudited financial statements, to the absence of footnote disclosures and subject, in the case of the unaudited financial statements referred to in clause (b) above, to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of MCK and its Subsidiaries taken as a whole).

         5.6. ABSENCE OF UNDISCLOSED LIABILITIES. MCK and its Subsidiaries do not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to MCK or any Subsidiary, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (a) liabilities set forth on the Base Balance Sheet or (b) liabilities and obligations which have arisen after April 30, 1998, in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         5.7. NO MATERIAL ADVERSE CHANGE. Since April 30, 1998, to the best knowledge and belief of MCK there has been no material adverse change in the financial condition, operating results, assets, operations, business, prospects, employee relations or customer or supplier relations of MCK and its Subsidiaries taken as a whole.

         5.8.     ABSENCE OF CERTAIN DEVELOPMENTS.

                  (a) Except as expressly set forth in this Agreement, since April 30, 1998 neither MCK nor any Subsidiary has:

                           (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                           (ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past practice;

                           (iii) paid any material obligation or liability, other than current liabilities paid in the ordinary course of business or the payment of the Subordinated Notes contemplated by Section 1.4 hereof,

                           (iv) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities

         (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                           (v) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims; of business.

                           (vi) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person (other than to the Purchasers and other than in the ordinary course of business in circumstances in which MCK has imposed confidentiality restrictions);

                           (vii) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                           (viii) made capital expenditures or commitments therefor that aggregate in excess of $100,000;

                           (ix) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $25,000 in the aggregate;

                           (x) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance; or

                           (xi) entered into any other material transaction outside of the ordinary course of business.

                  (b) To the best knowledge and belief of MCK, no officer, director, employee or agent of MCK or any of its Subsidiaries has been or is authorized to make or receive, and MCK does not know of any such person making or receiving, any bribe, kickback or other illegal payment.

         5.9. ASSETS. MCK and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the material properties and assets used by them, located on their premises or shown on the Base Balance Sheet or acquired thereafter, free and clear of all Liens, except for Permitted Liens, properties and assets disposed of in the ordinary course of business since the date of the Base Balance Sheet and except for Liens disclosed in reasonable detail on the Base Balance Sheet and Liens for current property taxes not yet due and payable. MCK's and each Subsidiary's buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. MCK and each Subsidiary own, or have a valid, leasehold interest in or license to, all material assets necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted.

         5.10.    TAX MATTERS.

                  (a) MCK and each Subsidiary have filed all Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; MCK and each Subsidiary have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party; the accrual for Taxes on the Base Balance Sheet would be adequate to pay all Tax liabilities of MCK and its Subsidiaries if their current tax year were treated as ending on the date of the Base Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since April 30, 1998, MCK and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business; and no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to MCK or any Subsidiary, no information related to Tax matters has been requested by any foreign, federal, state, provincial or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by MCK or any Subsidiary from any foreign, federal, state or local taxing authority.

                  (b) Neither MCK nor any Subsidiary is liable for the Taxes of another Person other than Subsidiaries or withholding taxes on employees (i) as a transferee or successor, (ii) by contract or indemnity or
(iii) otherwise. Neither MCK nor any Subsidiary is a party to any tax sharing agreement with a Person other than MCK or a Subsidiary.

                  (c) Neither MCK nor any Subsidiary has been a member of an Affiliated Group other than one in which MCK was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by MCK.

         5.11.    CONTRACTS AND COMMITMENTS.

                  (a) Except as expressly contemplated by this Agreement, neither MCK nor any Subsidiary is a party to or bound by any written or oral:

                           (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                           (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors or Affiliates;

                           (iii) contract under which MCK or any Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

                           (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of MCK or its Subsidiaries;

                           (v) guarantee of any obligation in excess of $25,000;

                           (vi) lease or agreement under which MCK or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party;

                           (vii) lease or agreement under which MCK or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by MCK or any Subsidiary except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

                           (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $50,000;

                           (ix) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights);

                           (x) warranty agreement with respect to its services rendered or its products sold, leased or licensed which contains terms and conditions that differ in any material respect from MCK's standard warranty terms and conditions (a copy of which standard terms and conditions is attached to the Disclosure Schedule);

                           (xi) agreement under which it has granted any Person any registration rights (including, without limitation, demand or piggyback registration rights);

                           (xii)    sales, distribution or franchise agreement;

                           (xiii) agreement with a term of more than six months which is not terminable by MCK or any Subsidiary upon less than 30 days notice without penalty and which involves stated consideration in excess of $50,000;

                           (xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                           (xv) any other agreement which is material to its operations and business prospects or involves stated consideration in excess of $50,000 annually.

                  (b) All of the contracts, agreements and instruments set forth or required to be set forth on the Disclosure Schedule have been executed and delivered and, to the best knowledge and belief of MCK, are valid, binding and enforceable in accordance with their respective terms. MCK and each Subsidiary have performed all material obligations required to be performed by them under the contracts, agreements and instruments listed or required to be listed on the Disclosure Schedule and are not in default under or in breach of nor in receipt of any claim of default or breach under any such contract, agreement or instrument except for any such default or breach which has been waived; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach, or any intention to terminate, or event of noncompliance by MCK or any Subsidiary under any contract, agreement or instrument listed or required to be listed on the Disclosure Schedule; neither MCK nor any Subsidiary has any present expectation or intention of not fully performing all such obligations; neither MCK nor any Subsidiary has knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment listed or required to be listed on the Disclosure Schedule; and, to the knowledge of MCK, neither MCK nor any Subsidiary is a party to any contract or commitment requiring it to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

                  (c) A true and correct copy of each of the written instruments, plans, contracts and agreements, including all amendments (or currently proposed amendments) and waivers thereto, and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the Disclosure Schedule have been made available to the Purchaser's special counsel.

         5.12.    INTELLECTUAL PROPERTY RIGHTS.

                  (a) The Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by MCK or any Subsidiary, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by MCK or any Subsidiary, (iii) material unregistered trade names and corporate names owned or used by MCK or any Subsidiary and (iv) material unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by MCK or any Subsidiary. The Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by MCK or any Subsidiary to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to MCK or any Subsidiary with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. MCK or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of MCK and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens. The loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by MCK or any Subsidiary has not had a Material Adverse Effect and no such loss or expiration is threatened, pending or reasonably foreseeable. MCK and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which they own. To the best of MCK's knowledge and belief, the owners of any Intellectual Property Rights licensed to MCK or any Subsidiary have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

                  (b)      (i)      MCK and its Subsidiaries own all right,
title and interest in and to all of the Intellectual Property Rights listed or required to be listed on the Disclosure Schedule, free and clear of all Liens,
(ii) there has been no claim made against MCK or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the best of MCK's knowledge, there is no valid ground for the same, (iii) neither MCK nor any Subsidiary has received any notice of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that MCK or any Subsidiary license any rights from a third party), (iv) the conduct of MCK's and each Subsidiary's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons (provided that MCK makes no representation or warranty pursuant to this Section 5.12(b)(iv) with respect to patents issued after the Closing, the application for which it has no actual knowledge) and (v) to the best of MCK's knowledge and belief, the Intellectual Property Rights owned by or licensed to MCK or any Subsidiary have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement shall have no material adverse effect on MCK's or any Subsidiary's right, title and interest in and to the Intellectual Property Rights listed or required to be listed on the Disclosure Schedule.

         5.13. LITIGATION, ETC. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of MCK's knowledge, threatened against or affecting MCK or any Subsidiary (or to the best of MCK's knowledge, pending or threatened against or affecting any of the officers, directors or employees of MCK and its Subsidiaries with respect to their businesses or proposed business activities), or pending or threatened by MCK or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither MCK nor any Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of MCK's knowledge, any governmental investigations or inquiries; and, to the best of MCK's knowledge, there is no valid basis for any of the foregoing. Neither MCK nor any Subsidiary is subject to any judgment, order or decree of any court or other governmental agency, and neither MCK nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

         5.14. BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon MCK or any Subsidiary. MCK shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         5.15. INSURANCE. Neither MCK nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it, and neither MCK nor any Subsidiary has been denied insurance coverage. MCK maintains such insurance coverage for it and its Subsidiaries as is customary for corporations of similar size engaged in similar lines of business. MCK and its Subsidiaries do not have any self-insurance or co-insurance programs.

         5.16. EMPLOYEES. MCK is not aware that any executive or key employee of MCK or any Subsidiary or any group of employees of MCK or any Subsidiary has any plans to terminate employment with MCK or any Subsidiary. MCK and each Subsidiary have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and MCK is not aware that it or any Subsidiary has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). None of MCK, its Subsidiaries or, to the best of MCK's knowledge after due inquiry, any of their respective employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements in conflict with the present or proposed business activities of MCK and its Subsidiaries.

         5.17.    EMPLOYEE BENEFITS.

                  (a) Neither MCK or any Subsidiary maintains, contributes to or has any actual or potential liability with respect to any (i) "defined contribution plan" (as defined in Section 3(34) of ERISA (a "Savings Plan"),
(ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") or (iii) nonqualified deferred compensation, incentive, bonus, material fringe benefit, stock bonus or other material benefit arrangements (collectively (i), (ii) and (iii) above may be referred to as the "Plans").

                  (b) Neither MCK or any Subsidiary maintains, contributes to or has any actual or potential liability with respect to any active or terminated, funded or unfunded (i) multi-employer plan (as defined in Section 3(37) of ERISA), (ii) defined benefit plan (as defined in Section 3(35) of ERISA) or (iii) plan or arrangement to provide medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued health benefit coverage required to be provided under Section 4980B of the IRC or similar state law).

                  (c) MCK has provided to the Purchasers accurate and complete copies of each of the Plans and any related trusts, insurance contracts or other agreements, the IRS favorable determination letter issued with respect to the Savings Plan, IRS Form 5500s (including all attachments) for the Savings Plan and the Welfare Plans for the most recently completed plan year and the most recent financial statement with respect to the Savings Plan.

                  (d) Each of the Welfare Plans and the Savings Plan and all related funding arrangements comply in form and operation with its terms and the applicable requirements of ERISA, the IRC and any other laws. The Savings Plan has received a favorable determination letter that it qualifies under the IRC (and that its trust is exempt from tax under the IRC) and such favorable letter includes changes required by the 1986 Tax Reform Act. Nothing has occurred since the date of such favorable determination letter that could adversely affect the qualified status of the Savings Plan or the tax exempt status of the trust.

                  (e) None of MCK any Subsidiary, any trustee or administrator of any Plan or other person has engaged in any transaction with respect to any Plan which could subject MCK, any of its Subsidiaries or any of its employees to any tax or penalty or other liability imposed by ERISA or the IRC. No actions, suits, investigations or claims with respect to any of the Plans (other than routine claims for benefits) are pending or, to the knowledge of MCK, threatened, and MCK is not aware of any facts or circumstances which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. MCK and its Subsidiaries have complied with the requirements of Section 4980B of the IRC and Section 601 et seq. of ERISA ("COBRA"). All contributions which are due under each of the Plans have been made and all other contributions have been properly accrued. MCK and its Subsidiaries have complied with all reporting and disclosure obligations with respect to the Welfare Plans and the Savings Plan.

         5.18. REAL PROPERTY HOLDING CORPORATION STATUS. Since its date of incorporation none of MCK or any of its Subsidiaries has been, and as of the date of the Closing shall not be, a "United States real property holding corporation", as defined in Section 897(c) (2) of the IRC, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder. Neither MCK or any of its Subsidiaries has any current plans or intentions which would cause MCK or any of its Subsidiaries to become a "United States real property holding company," and NICK has filed with the IRS all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

         5.19. COMPLIANCE WITH LAWS. Neither MCK nor any Subsidiary has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a Material Adverse Effect, and neither MCK nor any

Subsidiary has received notice of any such violation. MCK and its Subsidiaries have complied with and are currently in compliance with all Environmental and Safety Requirements, and neither MCK nor any Subsidiary has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to MCK or its Subsidiaries or any of their properties or facilities and no facts or circumstances exist with respect to the past or present operations or facilities of MCK or any Subsidiary which would give rise to a material liability or material corrective or remedial obligation under any Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on MCK or its Subsidiaries or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements.

         5.20. AFFILIATED TRANSACTIONS. No officer, director, employee, shareholder or Affiliate of MCK or any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with MCK or any Subsidiary or has any material interest in any material property used by MCK or any Subsidiary.

         5.21.    CUSTOMERS AND SUPPLIERS.

                  (a) The Disclosure Schedule lists the twenty largest customers of MCK and its Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. The Disclosure Schedule also lists any additional current customers which MCK anticipates shall be among the twenty largest customers for the current fiscal year.

                  (b) No material supplier of MCK or any Subsidiary during the two most recent fiscal years has indicated that it shall materially modify or change the existing requirements with respect to, stop or materially decrease the rate of, supplying materials, products or services to MCK or any Subsidiary, and no customer listed on the Disclosure Schedule has indicated that it shall materially modify or change the existing requirements with respect to, stop or materially decrease the rate of, buying materials, products or services from MCK or any Subsidiary.

         5.22. DISCLOSURE. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and supplied to any Purchaser by or on behalf of MCK or any Subsidiary with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided that with respect to the financial projections furnished to the Purchasers by MCK,

MCK represents and warrants only that such projections were based upon assumptions reasonably believed by MCK to be reasonable and fair as of the date the projections were prepared in the context of MCK's history and current and reasonably foreseeable business conditions. MCK knows of no information or fact which has or in the foreseeable future will have a Material Adverse Effect which has not been disclosed to the Purchasers in writing.


                                    SECTION 6

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Each Purchaser hereby severally represents and warrants to MCK that:

         6.1. ORGANIZATION, CORPORATE POWER AND LICENSES. Each Purchaser is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in `good standing under the laws of the jurisdiction of its organization and is qualified to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Purchasers. Each Purchaser possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

         6.2. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement and all other agreements contemplated hereby to which a Purchaser is a party have been duly authorized by each Purchaser. This Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement, and all other agreements contemplated hereby to which a Purchaser is a party each constitutes a valid and binding obligation of that Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the rules and principles of equity and the rules and principles applicable to bankruptcy and insolvency and except to the extent that the enforceability of Section 6 of the Amended and Restated Registration Rights Agreement may be limited by public policy. The execution and delivery by each Purchaser of this Agreement, the Amended and Restated Registration Rights Agreement, the Amended and Restated Stockholders Agreement and all other agreements contemplated hereby to which that Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each Purchaser do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon a Purchaser's capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter, bylaws, agreement of limited partnership, limited liability company agreement or other organizational documents of a Purchaser (as appropriate), or any law, statute, rule or regulation to which a Purchaser is subject, or any agreement, instrument, order, judgment or decree to which a Purchaser is subject.

         6.3. LITIGATION, ETC. There are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting any Purchaser (or to the best of any Purchaser's knowledge, pending or threatened against or affecting any of the officers, directors or employees of any Purchaser with respect to the businesses or proposed business activities of the Purchaser), or pending or threatened by any Purchaser against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including without limitation, any actions suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) the adverse determination of which would have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby; no Purchaser is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of any Purchaser's knowledge, any governmental investigations or inquiries; and, to the best of any Purchaser's knowledge, there is not valued basis for any of the foregoing. No Purchaser is subject to any judgment, order or decree of any court or other governmental agency, and no purchaser has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

         6.4. BROKERAGE. There are no claims that can be made against MCK for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Purchaser.

         6.5. DISCLOSURE. The general partner(s) of each Purchaser that is a partnership exercise de facto and de jure control of each Purchaser, and all general partners, the individuals or entities that control each general partner and those individuals' residency, and the jurisdiction of registration where the general partner is a legal entity, are fully and accurately described in the Purchaser Disclosure Schedule.

         6.6. INVESTMENT REPRESENTATIONS. Each Purchaser hereby represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of any applicable securities laws; provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof. Each certificate representing Restricted Securities shall be imprinted with a legend in substantially the following form:

                   "The securities represented by this certificate were originally issued on July 16, 1998, and have not been registered under the United States Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Stock Purchase Agreement, dated as of July 16, 1998 and as amended and modified from time to time, between the issuer and certain investors, and the issuer reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the issuer to the holder hereof upon written request and without charge."


                                   SECTION 7

                                   DEFINITIONS

         7.1. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "$" and "Dollars," unless otherwise specified herein or in any schedule or exhibit attached hereto, shall mean United States dollars.

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Affiliated Group" means any affiliated group as defined in IRC ss. 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which any of MCK or any of its Subsidiaries was a member.

         "Common Stock" means the Common Stock of MCK.

         "Event of Noncompliance" has the meaning set forth in the Articles of Incorporation.

         "Environmental and Safety Requirements" means all federal, state, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides., pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyl, noise or radiation).

         "Generally Accepted Accounting Principles" means the conventions, rules and procedures established by the Financial Accounting Standards Board from time to time that determine and define accepted accounting practices in the United States.

         "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or other-wise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         "Intellectual Property Rights" means all (i) United States and Canadian patents, United States and Canadian patent applications, United States and Canadian patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), industrial property and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and
(viii) copies and tangible embodiments thereof (in whatever form or medium).

         "Investments" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

         "Investor Common Stock" means (i) any Common Stock issued upon conversion of the Convertible Stock and (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Investor Common Stock, such shares shall cease to be Investor Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force) or (c) repurchased by MCK or any Subsidiary.

         "IRC" means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "IRS" means the United States Internal Revenue Service.

         "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against MCK, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar law, statute, rule or regulation other than to reflect ownership by a third party of property leased to MCK or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination. arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

         "MDI" means Manz Development Inc., an Alberta, Canada corporation.

         "MCK Canada" means MCK Telecommunications Inc., an Alberta, Canada corporation.

         "Officer's Certificate" means a certificate signed by the president (or equivalent officer or partner) of the Person providing the certificate or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

         "Permitted Liens" means:

                  (a) liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

                  (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                  (c) purchase money security interests in any property acquired by MCK or any Subsidiary to the extent permitted by this Agreement;

                  (d) interests or title of a lessor under any lease not prohibited by this Agreement;

                  (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied;

                  (f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of MCK and its Subsidiaries or detracting in any material respect from the value of the assets of MCK and its Subsidiaries; and

                  (g) liens outstanding on the date hereof which secure Indebtedness and which are described in the Disclosure Schedule.

         "Person" includes MCK and any subsidiary of MCK, and also means, where applicable, an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

         "Restricted Securities" means (i) the Series C Redeemable Stock and Series D Convertible Stock issued hereunder and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them,
(b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or

(c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 6.6 have been delivered by MCK in accordance with Section 4.2. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from MCK, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 6.6.

         "Securities Act" means the United States Securities Act of 1933, as amended, or any similar federal law then in force.

         "Securities and Exchange Commission" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

         "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof

         "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                                   SECTION 8

                                 INDEMNIFICATION

         8.1. INDEMNIFICATION BY THE SHAREHOLDERS. MCK (the "Indemnifying Party") shall indemnify and hold harmless the Purchasers and their respective officers, directors, employees, successors, and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) incurred by, imposed on or borne by the Purchasers or MCK ("Damages") resulting from the breach of any of the representations, warranties or covenants made by the Indemnifying Parties in this Agreement or in any other document or instrument delivered in connection herewith.

         8.2. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the Purchasers shall promptly (and in no event more than 120 days after the later to occur of incurring the Damages or discovering the facts giving rise to the claim) notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim; provided that the Purchasers' failure to give such notice shall not affect any rights or remedies of the Purchasers hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Purchasers shall not settle or compromise any claim by a third party for which they are entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against them and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.3 of this Agreement. Any party who is required to hold harmless, indemnify, compensate or reimburse any Purchaser pursuant to this Section 8 with respect to any Damages also shall be liable to such Purchaser for interest on the amount of such Damages (for the period commencing as of the date on which such Damages were incurred and ending on the date on which the liability of such party to such Investor is fully satisfied by such party) at a floating rate equal to the sum of (a) the rate of interest publicly announced by Bank of America, N.T. & S.A., or any successor thereto, from time to time as its prime, base or reference rate plus (b) four percent (4%).

         8.3. DEFENSE BY SHAREHOLDERS. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Purchasers, assume the defense of any such claim or legal proceeding if they acknowledge to the Purchasers in writing their obligations to indemnify the Purchasers with respect to all elements of such claim, (provided that such acknowledgment shall only be an acknowledgment of the terms and conditions of this Section 8 or an acknowledgment of the obligation to indemnify if liability is found following all appeals, and such acknowledgment is not an admission of liability in any way) and thereafter diligently conduct the defense thereof. The Purchasers shall be entitled to participate in (but not control) the defense of any such action with their counsel and at their own expense. If the Indemnifying Party does not assume or fail to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(a) the Purchasers may defend against such claim or litigation, in such manner as they may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Purchasers may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with their counsel and at their own expense. If the Indemnifying Party thereafter seek to question the manner in which the Purchasers defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Purchasers did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Party, provided that the Indemnifying Party will hold the Purchasers harmless from all of their out of pocket expenses, incurred in connection with such cooperation by the Purchasers.

         8.4. LIMITS. Notwithstanding any other provision in this Agreement or any rule of law or equity:

                  (a) A Purchaser shall not be entitled to maintain a claim against the Indemnifying Party in respect of any liability, loss, costs, claims or damages of any nature suffered or incurred by a Purchaser as a result of a Purchaser's own gross negligence or willful misconduct, or that of its employees, agents or contractors, or as a result of any occurrence, matter or thing the occurrence, existence or non-disclosure of which constitutes a breach of failure of any representation, warranty, covenant or other obligation of any Purchaser hereunder;

                  (b) except in the case of a matter involving fraud on the part of the Indemnifying Party, a Purchaser shall not be entitled to initiate, maintain or enforce any claim against the Indemnifying Party in respect of any matter related to this Agreement or the subject matter hereof, whether asserted under this Agreement or otherwise, unless the Purchaser shall, in the case of a claim relating to the subject matter of Section 5.10 hereof, within fifty-four months of the Closing, or, in all other cases, within two years of the Closing have given the Indemnifying Party notice in writing of such claim, including particulars of the basis therefor; provided, however, that nothing set forth in this Section 8.4(b) shall limit claims relating to the subject matter of Section
5.2 or Section 5.4 hereof,

                  (c) A Purchaser shall not be entitled to recover any indirect, consequential or special damages from the Indemnifying Party;

                  (d) Each Purchaser shall be obligated to use reasonable efforts to mitigate any liability, loss, costs, claims or damages sustained by it in connection with any matter for which the Indemnifying Party may have liability to it;

                  (e) The collective liability to the Purchasers for matters related to this Agreement or the subject matter hereof shall be limited to an amount equal to $5,000,000, and the Indemnifying Party shall under no circumstances be liable for any amount, whether alone or in aggregate, in excess of such amount.


                                   SECTION 9

                                  MISCELLANEOUS

         9.1. EXPENSES. MCK shall pay, and hold each Purchaser harmless against liability for the payment of, (a) the fees and expenses (up to a maximum of $20,000) of counsel to the Purchasers arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (which fees and expenses shall be payable at the Closing),
(b) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby or the Articles of Incorporation (including, without limitation, in connection with any proposed merger, sale, recapitalization or public offering of securities), (c) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of the Purchased Stock,
(d) the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under this Agreement, the agreements contemplated hereby and the Articles of Incorporation and (e) the reasonable fees and expenses incurred by each such Person in any filing with any governmental agency with respect to its investment in MCK or in any other filing with any governmental agency with respect to MCK which mentions such Person.

         9.2. REMEDIES. Each holder of Purchased Stock shall have all rights and remedies set forth in this Agreement, the Articles of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         9.3. CONSENT TO AMENDMENTS. Except as otherwise expressly provided herein, MCK may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if such party has obtained the written consent of a majority in interest of the Purchasers. No other course of dealing between MCK and the holder of any

Purchased Stock or any delay in exercising any rights hereunder or under the Articles of Incorporation shall operate as a waiver of any rights of any such holders. This Agreement may only be amended by a written instrument duly executed and delivered by all of the parties hereto.

         9.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

         9.5. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of Purchased Stock are also for the benefit of, and enforceable by, any subsequent holder of such Purchased Stock.

         9.6. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         9.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         9.8. DESCRIPTIVE HEADINGS, INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         9.9. GOVERNMENTAL LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         9.10. NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S.

Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar nationally recognized overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed as follows, or at such other address as a party may designate by ten (10) days' advance written notice to the other parties to this Agreement pursuant to the provisions of this Section 9.11:

                           (i) if to a Purchaser, to such Purchaser's address set forth on the Schedule of Purchasers, with a copy to:

                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, MA 02109
                                    Facsimile: (617) 526-6000
                                    Attention: Paul P. Brountas, Esq.

                           (ii)     if to MCK to:

                                    MCK Communications Inc.
                                    313 Washington Street
                                    Newton, MA 02158
                                    Facsimile: (617) 454-6101
                                    Attention: Paul K. Zurlo

                                    with a copy to:

                                    Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, MA 02109
                                    Facsimile: (617) 570-8150
                                    Attention: John J. Egan, Esq.

         9.11. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.



                                             MCK COMMUNICATIONS INC.
                                             a Nevada corporation



                                             By /s/ Paul Zurlo
                                                --------------------------------
                                                Name:
                                                Title:

                                          LAZARD TECHNOLOGY PARTNERS LP



                                          By: /s/ Russell Planitzer
                                              ----------------------------------
                                              Name: Russell Planitzer
                                              Title: Managing Partner



                                          LAZARD TECHNOLOGY PARTNERS LLC



                                          By: /s/ Russell Planitzer
                                              ----------------------------------
                                              Name: Russell Planitzer
                                              Title: Managing Partner



                                          LAZARD TECHNOLOGY INVESTORS (198) LLC



                                          By: /s/ Russell Planitzer
                                              ----------------------------------
                                              Name: Russell Planitzer
                                              Title: Managing Partner



                                          FSC CORP.



                                          By: /s/ Signature Illegible
                                              ----------------------------------
                                              Name:
                                              Title: Vice President

                                          THE YARMOUTH TRUST



                                          By: /s/ Robert Morrissey
                                              ----------------------------------
                                              Robert Morrissey
                                              Trustee of The Yarmouth Trust